Exhibit 10.13

DERMTECH INTERNATIONAL

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 1, 2014 (the “Effective Date”) by and between DermTech International (the “Company”), and Steven Kemper (“Executive” and, together with the Company, the “Parties”).

1.    Duties and Scope of Employment.

(a)    Positions and Duties. As of the Effective Date, Executive will serve as the Company’s Chief Financial Officer and Treasurer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Audit Committee of the Company’s Board of Directors, the Board (the “Board”) and the Chief Executive Officer. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term”.

(b)    Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board except as follows: Executive will be allowed to serve on up to two (2) boards of directors, for non-competing companies, only one of which may be a public company, lecture at the University of San Diego and UCSD, and wind down his current (as of the Effective Date) consulting clients no later than December 31, 2014.

2.    At-Will Employment. The Parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause (as defined below) or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.    Compensation.

(a)    Base Salary. During the Employment Term, the Company will pay Executive an annual salary of no less than $125,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Upon the occurrence of a Qualified Financing (defined below), Executive’s Base Salary shall be increased to $250,000 per year. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices. As used herein, “Qualified Financing” shall mean a transaction or series of transactions pursuant to which the Company issues and sells equity or debt securities of the Company for aggregate gross proceeds of at least $5,000,000 with the principal purpose of raising capital.

(b)    Target Bonus. Executive will be eligible to receive an annual performance bonus, less applicable withholdings, of 20% of Base Salary, upon achievement of performance objectives to be determined by the Board in its sole discretion (the “Target Bonus”). The Target Bonus, or any portion thereof, will be paid after the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after March 31 of the year following the year in which the Target Bonus is earned.

(c)    Stock Option. At the first meeting of the Board following the Effective Date, or earlier if by consent, and subject to Executive’s continued employment on the date of grant, it will be recommended that Executive be granted a stock option to purchase 1,421,102 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth in Section 7(a) and 7(b), the Option will vest at 1/48th of the Eligible Shares (as defined below) monthly on the same day of the month as the Effective Date (as defined below) (and if there is no corresponding day, the first day of the month), so that the Option will be fully vested and exercisable four (4) years from the Effective Date, subject to Executive continuing to provide services to the Company through the relevant vesting dates except as modified herein. The number of shares subject to the Option that will become eligible for time-based vesting (such shares, “Eligible Shares”) shall be calculated based on the following: the number of shares subject to the Option that will become Eligible Shares shall be based on the ratio of funds raised in connection with the first Company financing that occurs after the Effective Date (the date such financing is closed is referred to as the “Determination Date”) to the Company’s pre-money valuation calculated immediately prior to the Determination Date, with such ratio multiplied by the number of shares subject to the Option to determine the number of Eligible Shares (and any partial shares rounded down to the nearest whole share), the initial target of which is $25 million to be raised based on a pre-money valuation of the Company of $25 million. For example, $25 million as the numerator for funds raised and $25 million as the denominator for pre-money valuation would result in 100% of the shares subject to the Option becoming Eligible Shares eligible for vesting in accordance with the vesting schedule above. Likewise, $15 million in funds raised as the numerator and $20 million as the Company’s pre-money valuation for the denominator would result in 75% of the shares subject to the Option (or 1,065,826 shares) becoming Eligible Shares available for vesting. For purposes of clarification, any shares subject to the Option that do not become Eligible Shares as of the Determination Date, or are not otherwise vested at the discretion of the board of directors, will not be eligible for time-based vesting and will expire as of the Determination Date. Further, if Executive’s employment terminates for any reason prior to the Determination Date, 100% of the shares subject to the Option will terminate.

(d)    The Option will be subject to the terms, definitions and provisions of the Company’s 2010 Stock Option Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(e)    Qualified Financing Bonus. Upon the occurrence of the next Qualified Financing, Executive shall be paid a one-time bonus in an amount equal to $10,416.67 for each calendar month (pro- rated for any partial calendar month) between the Effective Date and the date upon which such Qualified Financing occurs, provided that payment of such bonus shall be subject to and contingent upon Executive continuing to provide services to the Company under the Employment Agreement, as amended, at the time such bonus is paid (the “Qualified Financing Bonus”). The Qualified Financing Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Qualified Financing Bonus has been earned, but in no event shall the Qualified Financing Bonus be paid after March 15 of the year following the year in which the Qualified Financing Bonus is earned.

4.    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. Executive will be reimbursed $1500 per month for his self-funded medical insurance or be allowed to participate in the health care insurance offered by the company. The

Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.    Vacation. Executive will be entitled to accrue paid time off of twenty (20) business days per year in accordance with the Company’s vacation policy, with the timing and duration of specific days off mutually and reasonably agreed to by the Parties hereto. The maximum year over year carryover shall be not more than 30 days.

6.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In the event that any expense reimbursements are taxable to Executive, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from “Section 409A” (as defined below) is specified in the Company’s expense reimbursement policy.

7.    Severance. This Section 7 shall become effective upon the occurrence of a Qualified Financing. If Executive’s employment with the Company is terminated for any reason by either Party prior to the occurrence of a Qualified Financing, Executive will not be eligible to receive any severance benefits pursuant to this Section 7.

(a)    Termination for other than Cause, Death or Disability, or by Executive for Good Reason Outside of the Change in Control Period. If the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or if Executive terminates his employment for Good Reason, and, in each case, such termination occurs outside of the Change in Control Period, then, subject to Section 8, Executive will be entitled to receive: (i) a lump sum payment of severance equal to six months of Executive’s Base Salary, as then in effect and less applicable withholding, which will be paid within three (3) business days following the date the Release becomes effective and irrevocable ; (ii) the immediate vesting as to the number of Eligible Shares that would have vested had Executive remained an employee of the Company through the six month anniversary Executive’s termination of employment; (iii) eighteen months additional time to exercise any vested stock options (but in no event later than the earlier of ten (10) years from the date of grant of such stock options or the stock option’s original expiration date, and (iv) if Executive elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive on the last day of each month for a period ending six (6) months after his employment termination date for the COBRA premiums paid during such period for such coverage (at the coverage levels in effect immediately prior to Executive’s termination); provided, that such coverage shall end upon such earlier date that Executive and/or Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the benefit described in this Section 7(a) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (A) the date upon which Executive obtains other employment or (B) the date the Company has paid an amount equal to six (6) payments. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings (the collective benefits provided in 7(a)(iv), referred to collectively, as the “COBRA Benefits”).

In addition to the above, if the Executive is terminated other than for Cause, Death or Disability, outside of the Change of Control Period, subsequent to a change in the Company’s CEO, then 100% of Executives unvested options shall immediately vest.

(b)    Termination for other than Cause, Death or Disability, or by Executive for Good Reason During the Change in Control Period. If the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or if Executive terminates his employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then, subject to Section 8, Executive will be entitled to receive the following , in lieu of the compensation provided in Section 7(a): 100% of the Eligible Shares subject to the Option shall immediately vest in full, the severance payment shall be increased to twelve months of Executive’s Base Salary and Executive’s COBRA Benefits shall continue for a twelve month period.

(c)    Termination for Cause, Death or Disability. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive, for Cause by the Company or due to Executive’s death or Disability, then: (i) all vesting will terminate immediately upon termination with respect to Executive’s outstanding equity awards (including the Option, if applicable); and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately upon termination (except as to amounts already earned).

(d)    Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 7.

8.    Conditions to Receipt of Severance; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims. The payment of any severance pursuant to Section 7(a) and or 7(b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. The Company shall negotiate the Release in good faith and not unreasonably withhold the Release.

(b)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60thth) day following Executive’s separation from service, or, if later, such time as required herein. Except as required herein, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.

(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this provision will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(v)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

(vi)    To the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the Employment Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code and does not otherwise comply with Section 409A: (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A, impose a generally applicable limit on the amount that may be reimbursed or paid); (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit or payment; (iii) subject to any shorter time periods provided herein or in the applicable reimbursement arrangement, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during the Employment Term.

(vii)    The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and Executive shall be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to Executive, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.

(c)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude; (ii) Executive engaging in any act of gross negligence, willful misconduct or fraud; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company; (iv) Executive’s material breach of any obligation under this Agreement; (v) Executive’s material failure to perform Executive’s assigned duties or responsibilities, as determined by the Company consistent with Executive’s title, role and responsibilities, and such failure goes unremedied or unresolved for thirty (30) days after written notice is given by the Company.

(b)    Change in Control. For purposes of this Agreement “Change in Control” means the occurrence of any of the following:

(i)    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)    Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)    Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period beginning three (3) months prior to, and ending eighteen (18) months following, the closing of a transaction constituting a Change in Control.

(d)    Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e)    Disability. For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(f)    Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s Base Salary; (ii) a material reduction of Executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report (including the replacement of the individual who is serving as the Company’s Chief Executive Officer as of the Effective Date); or (iv) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Executive’s then present location or to Executive’s home as his primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

(g)    Deferred Payment. For the purposes of this Agreement, “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(h)    Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(i)    Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

10.    Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

11.    Non-Solicitation. Contemporaneously with Executive entering into this Agreement, Executive is executing and delivering a Non-Solicitation Agreement, dated as of an even date herewith, in favor of the Company (the “Non-Solicitation Agreement”), which Non-Solicitation Agreement shall remain in full force and effect.

12.    Assignment. This Agreement will be binding upon and inure to the benefit of: (a) the heirs, executors and legal representatives of Executive upon Executive’s death; and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

DermTech International Attn: Chief Executive Officer

If to Executive:

at the last residential address known by the Company.

14.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.    Arbitration.

(a)    Arbitration. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, any applicable provisions of Illinois law, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)    Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration shall be held in San Diego County, California. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates.

(c)    Remedy. Arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(d)    Availability of Injunctive Relief. Executive agrees that any party may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation, or applicable provisions of California law. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorney’s fees.

(e)    Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Human Rights, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)    Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16.    Limitation on Payments. In the event that the severance or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 16, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance or other benefits will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance or change in control-related benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 16 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 16, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 16.

17.    Integration. This Agreement, together with the Option Plan, Option Agreement, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. For the avoidance of any doubt, with respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will not apply to such equity awards except to the extent otherwise explicitly provided in the applicable stock option agreement. This Agreement may be modified only by agreement of the Parties by a written instrument executed by the Parties that is designated as an amendment to this Agreement.

18.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21.    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

(signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the Effective Date.

COMPANY:

John Dobak, CEO

By:	/s/ John Dobak
Name:	John Dobak
Title:	CEO

EXECUTIVE:

/s/ Steven Kemper
Steven Kemper

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]